EXHIBIT 10.11











November 27, 1996



Mr. Joseph Atkin
1256 Fairfield Road
Glencoe, Illinois 60022

Dear Joe:

The purpose of this letter is to set forth the terms of your employment as Vice President and Chief Financial Officer of
Sundance Homes effective December 11, 1996, or sooner.

     1. Duties. Your duties and responsibilities will be those customarily performed by Vice President in charge of accounting and information systems departments along with financial reporting to the SEC and shareholders and overall financing of the Company and its subsidiaries' needs, also including such duties and responsibilities consistent therewith as may be assigned to you from time to time by the Chief Operating Officer/Chief Executive Officer of Sundance. You are expected to work full time for Sundance and not have any other active business involvement.

      2. Base Compensation. Your base compensation for your first year of employment will be $150,000 a year payable bi-weekly. The base compensation for your second year of employment will be such amount (not less than $150,000) as is determined by the Compensation Committee.

      3.    Additional Compensation.   "Minimum" Bonus.  You will
receive a minimum bonus at the end of your first year of employment in the amount of $50,000.

      4. Fringe Benefits. You will be entitled to the regular fringe benefit package (including health insurance and vacation) which the Company provides to its senior executives.

     5. Stock Options. You will receive 25,000 options, with a strike price set on your date of hire, pursuant to the Company's current Executive Stock Option Plan.
           6. Term. The foregoing terms of employment shall continue until December 31, 1997. The Company shall have the right to terminate your employment prior to that time if you shall be materially derelict in the performance of your duties, if you are convicted of a crime involving moral turpitude, if you die, or if you are permanently "disabled", as determined by the Company's disability policy. If you are terminated by the Company for any other reason prior to December 31, 1997, you will receive a lump sum severance payment equal to one-half of your base salary.

     7. You have indicated that you have a prior commitment for a vacation in late December. You will take this time off without pay and without a charged vacation.

If this letter accurately sets forth your understanding, kindly indicate by signing the enclosed copy.

Very truly yours,

SUNDANCE HOMES, INC.


/s/ Maurice Sanderman
Maurice Sanderman
CEO/Chairman

MS:kjc


Accepted by: __/s/ Joseph Atkin___
               Joseph Atkin